Exhibit 3.3

OPTINOSE, INC.

AMENDMENT NO. 1

TO THE BY-LAWS OF

OPTINOSE, INC.

March 24, 2017

The By-Laws (the “By-Laws”) of OptiNose, Inc., a Delaware corporation (the “Corporation”), adopted by the Board of Directors of the Corporation on May 27, 2010, are hereby amended by this Amendment No. 1 (this “Amendment”) pursuant to Article VII thereof as set forth below.

1.                                      AMENDMENT

The phrase “no more than nine (9)” in Section 2.2 of the By-Laws is hereby amended by replacing such phrase with the phrase “no more than ten (10)”.

2.                                      MISCELLANEOUS

Except as modified by this Amendment, which shall be effective as of the date first written above, the Bylaws shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, to record adoption of this Amendment by the Board as of the date first written above, the Company has caused its authorized officer to execute this Amendment as of the date first written above.

By:	/s/ Peter Miller
Peter Miller
Chief Executive Officer

[Signature page to Amendment No. 1 to the Bylaws of OptiNose, Inc.]